Exhibit 10.2

EXECUTION VERSION

FOURTH AMENDMENT TO

MANAGEMENT AGREEMENT

THIS FOURTH AMENDMENT TO MANAGEMENT AGREEMENT (the “Amendment”), dated as of June 22, 2021, is made pursuant to that certain Management Agreement dated as of June 1, 2015, (as previously amended by the First Amendment to Management Agreement, dated as of January 17, 2018, the Second Amendment to Management Agreement, dated as of June 26, 2019 and the Third Amendment to the Management Agreement, dated as of January 3, 2021, the “Agreement”), among Wendy’s Funding, LLC, a Delaware limited liability company (the “Master Issuer”), Wendy’s International, LLC, an Ohio limited liability company (the “Manager”), the Securitization Entities party thereto, and Citibank, N.A., as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Master Issuer, the Manager, the Securitization Entities and the Trustee have entered into the Agreement;

WHEREAS, Section 8.3 of the Agreement provides, among other things, that the provisions of the Agreement may, from time to time, be amended, in writing, upon the written consent of the Trustee (acting at the direction of the Control Party), the Securitization Entities and the Manager; provided that any amendment that would materially adversely affect the interest of the Noteholders shall require the consent of the Control Party, which consent shall not be unreasonably withheld or delayed;

WHEREAS, the execution and delivery of this Amendment has been duly authorized and all conditions and requirements necessary to make this Amendment a valid and binding agreement have been duly performed and complied with.

WHEREAS, the Master Issuer and the Securitization Entities wish to amend the Agreement as set forth herein;

WHEREAS, the Control Party has directed the Trustee to consent to the amendments set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Defined Terms. Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.

Section 2. Amendments.1

[1]	All modifications to existing provisions of the Agreement are indicated herein by adding the inserted texsst (indicated in the same manner as the following example: inserted text, ~~deleted text~~).

2.1. The Agreement is hereby amended to amend and restate the definition of “Change of Management” set forth in Section 1.1 thereof as follows:

““Change in Management”: shall occur if more than 50% of the Leadership Team is terminated and/or resigns within 12 months after the date of the occurrence of a Change of Control; provided, in each case, that termination and/or resignation of such officer will not include (i) a change in such officer’s status in the ordinary course of succession so long as such officer remains affiliated with TWC or its Subsidiaries as an officer or director, or in a similar capacity, (ii) retirement of any officer, ~~or~~ (iii) death or incapacitation of any officer or (iv) the replacement of any such officer with the prior written consent of the Control Party.”

2.2. The Agreement is hereby amended to add the following new definition in alphabetical order in Section 1.1 thereof:

““Interim Successor Manager”: means, upon the resignation or termination of the Manager pursuant to the terms hereof and prior to the appointment of any successor to the Manager by the Control Party (acting at the direction of the Controlling Class Representative), the Back-Up Manager.”

2.3. The Agreement is hereby amended to amend and restate clause (X)(i) of the definition of “Weekly Management Fee” set forth in Section 1.1 thereof as follows:

“an amount equal to the sum of (A) a $46,000,000,000 ~~$52,000,000~~ base fee, plus (B)(1) $13,500 ~~$15,500~~ for each Franchised Restaurant that is subject to a Franchise Agreement held by a Securitization Entity, Retained Restaurant and Reacquired Restaurant and (2) $28,500 ~~$31,000~~ for each Contributed Restaurant and each New Contributed Restaurant; by”

2.4. The Agreement is hereby amended to amend and restate Section 5.5 thereof in its entirety as follows:

“Section 5.5 Specified Non-Securitization Debt Cap. Following the Closing Date, Wendy’s shall not and shall not permit the other Non-Securitization Entities to incur any additional Indebtedness for borrowed money (such additional Indebtedness, “Specified Non- Securitization Debt”) if, after giving effect to such incurrence (and any repayment of Specified Non-Securitization Debt on such date), such incurrence would cause the aggregate outstanding principal amount of the Specified Non-Securitization Debt of the Non-Securitization Entities as of such date to exceed $25,000,000 or, if the Unsecured Debentures have been paid in full, $100,000,000 (the “Specified Non-Securitization Debt Cap”); provided that the Specified Non- Securitization Debt Cap shall not be applicable to Specified Non-Securitization Debt that is (i) issued or incurred to refinance the Notes in whole, (ii) in excess of the Specified Non- Securitization Debt Cap if (a) the creditors (excluding (x) any creditor with respect to an aggregate amount of outstanding Indebtedness less than $100,000 and (y) any Indebtedness incurred by any Person prior to such Person becoming a Non-Securitization Entity) under and with respect to such Indebtedness execute a non-disturbance agreement with the Trustee, as directed by the Manager and in a form reasonably satisfactory to the Servicer and the Trustee, that acknowledges the terms of the Securitization Transaction including the bankruptcy remote status of the Securitization Entities and their assets and (b) after giving pro forma effect to the incurrence of such Indebtedness (and any repayment of existing Indebtedness and any related acquisition or other transaction occurring prior to or substantially concurrently with the incurrence of such Indebtedness), the Holdco Leverage Ratio (as calculated without regard to any Indebtedness that is subject to the Specified Non-Securitization Debt Cap) is less than or equal to 7.00x (or, on and after the Springing Amendments Implementation Date, 7.50x), (iii) considered Indebtedness due solely to a change in accounting rules that takes effect subsequent to the Closing Date but that was not considered Indebtedness prior to such date, (iv) in respect of any obligation of any Non-Securitization Entity to reimburse the Master Issuer for any draws under any one or more letters of credit or (v) with respect to any Cash Collateralized Letters of Credit. A violation of the foregoing covenant shall result in a Manager Termination Event and therefore a Rapid Amortization Event. Notwithstanding anything herein to the contrary, after the Initial Closing Date, if the principal balance of the Unsecured Debentures is prepaid or repurchased, the Specified Non-Securitization Debt Cap will increase by the product of (x) the ratio of (i) the amount so prepaid or repurchased, as the case may be, to (ii) $100,000,000 (being the principal amount of the Unsecured Debentures that was outstanding as of the Initial Closing Date), multiplied by (y) $75,000,000; provided that, for the avoidance of doubt, the Specified Non-Securitization Debt Cap shall never exceed $100,000,000 (e.g. if $10,000,000 (or 10%) of the Unsecured Debentures is prepaid/repurchased after the Initial Closing Date, the Specified Non-Securitization Debt Cap shall increase from $25,000,000 to $32,500,000 (i.e. 10% of $75,000,000 will be added to $25,000,000)).”

2.5. The Agreement is hereby amended to amend and restate the final sentence of Section 6.1(b) thereof in its entirety as follows:

“If no Successor Manager has been appointed by the Control Party (acting at the direction of the Controlling Class Representative), the Back-Up Manager shall serve as the Interim Successor Manager and shall work with the Servicer to implement the Transition Plan (as defined in the Back-Up Management Agreement) until a Successor Manager (other than the Back-Up Manager) has been appointed by the Control Party (acting at the direction of the Controlling Class Representative).”

2.6. The Agreement is hereby amended to amend and restate Section 6.3(a) thereof in its entirety as follows:

“(a) Disentanglement. Following the delivery of a Termination Notice to the Manager pursuant to Section 6.1(b) or Section 6.2 above or notice of resignation of the Manager pursuant to Section 4.4(b), the Manager shall cooperate with the Back-Up Manager and the Control Party in connection with the implementation of the Transition Plan (as defined in the Back-Up Management Agreement) and the complete transition to a Successor Manager, (including in connection with any resignation of the Manager) without interruption or adverse impact on the provision of Services (the “Disentanglement”). To the extent that the Manager’s staff and resources are necessary for the implementation of such Transition Plan and the completion of such Transition Plan with respect to a Successor Manager, the Manager will use its commercially reasonable efforts during the Disentanglement Period to not materially reduce its existing staff and resources that were devoted to or shared with the provision of the Services prior to the date of such Termination Notice and will allow reasonable access to the Manager’s premises, systems and offices during the Disentanglement Period. The Manager shall cooperate fully with the Successor Manager and otherwise promptly take all actions required to assist in effecting a complete Disentanglement and shall follow any directions that may be provided by the Back-Up Manager and the Control Party. The Manager shall provide all information and assistance regarding the terminated Services required for Disentanglement, including data conversion and migration, interface specifications, and related professional services. All services relating to Disentanglement (“Disentanglement Services”), including all reasonable training for personnel of the Back-Up Manager, the Successor Manager or the Successor Manager’s designated alternate service provider in the performance of the Services, will be deemed a part of the Services to be performed by the Manager. So long as the Manager continues to provide the Services (whether or not the Manager has been terminated as the Manager) during the Disentanglement Period, the Manager shall continue to be paid the Weekly Management Fee.”

2.7. The Agreement is hereby amended to amend and restate Section 6.3(c) thereof in its entirety as follows:

“(c) Duration of Obligations. The Manager’s obligation to provide Disentanglement Services shall continue during the period commencing on the (A) delivery of the Termination Notice to the Manager or (B) delivery of a resignation notice by the Manager and ending on the date on which a Successor Manager or the re-engaged Manager assumes all of the obligations of Manager under this Agreement ~~date that a Termination Notice is delivered and ending on the date on which the Successor Manager or the re-engaged Manager assumes all of the obligations of the Manager hereunder, and, in any event, within eighteen (18) months after the date of the Manager’s termination due to a Manager Termination Event~~ (the “Disentanglement Period”)

Section 3. Effectiveness of Amendment. Upon the date hereof (i) the Agreement shall be amended in accordance herewith, (ii) this Amendment shall form part of the Agreement for all purposes and (iii) the parties and each Noteholder shall be bound by the Agreement, as so amended. Except as expressly set forth or contemplated in this Amendment, the terms and conditions of the Agreement shall remain in place and shall not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Agreement made in accordance with the terms of the Agreement, as amended by this Amendment.

Section 4. Representations and Warranties. Each party hereto represents and warrants to each other party hereto that this Amendment has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

Section 5. Binding Effect. This Amendment shall inure to the benefit of and be binding on the respective successors and assigns of the parties hereto, each Noteholder and each other Secured Party.

Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Securitization Entities and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Amendment and makes no representation with respect thereto. In entering into this Amendment, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Management Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

WENDY’S INTERNATIONAL, LLC, as Manager

By:	/s/ Gavin P. Waugh
Name: Gavin P. Waugh
Title: Vice President and Treasurer

WENDY’S SPV GUARANTOR, LLC, as a Securitization Entity

By:	/s/ Gavin P. Waugh
Name: Gavin P. Waugh
Title: Vice President and Treasurer

WENDY’S FUNDING, LLC, as Master Issuer

By:	/s/ Gavin P. Waugh
Name: Gavin P. Waugh
Title: Vice President and Treasurer

QUALITY IS OUR RECIPE, LLC, as a Securitization Entity

By:	/s/ Gavin P. Waugh
Name: Gavin P. Waugh
Title: Vice President and Treasurer

[Signature Page to Fourth Amendment to Management Agreement]

WENDY’S PROPERTIES, LLC, as a Securitization Entity

By:	/s/ Gavin P. Waugh
Name: Gavin P. Waugh
Title: Vice President and Treasurer

[Signature Page to Fourth Amendment to Management Agreement]

CITIBANK, N.A., in its capacity as Trustee

By:	/s/ Jacqueline Suarez
Name: Jacqueline Suarez
Title: Senior Trust Officer

[Signature Page to Fourth Amendment to Management Agreement]

CONSENT OF CONTROL PARTY AND SERVICER:

In accordance with Section 2.4 and Section 8.4 of the Servicing Agreement, Midland Loan Services, a division of PNC Bank, National Association, as Control Party (in accordance with Section 8.3 of the Management Agreement) and as Servicer hereby consents to the execution and delivery by the Master Issuer, the Securitization Entities and the Trustee of, and as Control Party hereby directs the Trustee to execute and deliver, this First Amendment to Management Agreement.

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David A. Eckels
Name: David A. Eckels
Title: Senior Vice President

[Signature Page to Fourth Amendment to Management Agreement]